Exhibit 99.1

101 JFK Parkway, Short Hills, NJ 07078
news release
                                          Contact: Marianne Wade
(973) 924-5100
investorrelations@investorsbank.com

Investors Bancorp, Inc. Announces Second Quarter Financial Results and Cash Dividend

Short Hills, N.J. - (PR NEWSWIRE) - July 28, 2021 - Investors Bancorp, Inc. (NASDAQ:ISBC) (“Company”), the holding company for Investors Bank (“Bank”), reported net income of $79.8 million, or $0.34 per diluted share, for the three months ended June 30, 2021 as compared to $72.3 million, or $0.31 per diluted share, for the three months ended March 31, 2021 and $42.6 million, or $0.18 per diluted share, for the three months ended June 30, 2020.

For the six months ended June 30, 2021, net income totaled $152.1 million, or $0.64 per diluted share, compared to $82.1 million, or $0.35 per diluted share, for the six months ended June 30, 2020.

The Company also announced today that its Board of Directors declared a cash dividend of $0.14 per share to be paid on August 25, 2021 for stockholders of record as of August 10, 2021.

Kevin Cummings, Chairman and CEO, commented, “It was an impressive quarter for the bank as we continued our solid start to 2021. Net income and diluted earnings per share for the quarter were at record highs with return on average assets at 1.22% and return on average tangible equity at 12%.”

Mr. Cummings also commented, “Our net interest margin expanded by 21 basis points quarter-over-quarter to 3.11% as deposit costs continued to drop and loan prepayments rebounded nicely. It was the third straight quarter that our return on average assets was at least 1% and our return on average equity was at least 10%. In addition, our credit quality remains strong as our non-accrual loans have decreased to 0.36% of total loans from 0.59% a year ago.”

Performance Highlights
•Return on average assets and return on average equity improved to 1.22% and 11.42%, respectively, for the three months ended June 30, 2021.
•Net interest margin increased 21 basis points to 3.11% for the three months ended June 30, 2021 compared to the three months ended March 31, 2021 driven by higher prepayment penalties and the lower cost of interest-bearing liabilities. Net interest margin excluding prepayment penalties increased 8 basis points.
•Provision for credit losses was a negative $9.7 million for the three months ended June 30, 2021 compared with a negative $3.0 million for the three months ended March 31, 2021. The Company recorded net recoveries of $807,000 during the quarter ended June 30, 2021 compared to net recoveries of $1.7 million during the quarter ended March 31, 2021. The allowance for loan losses as a percent of total loans was 1.26% at June 30, 2021 compared to 1.36% at March 31, 2021.
•Total non-interest income was $13.1 million for the three months ended June 30, 2021, a decrease of $6.9 million compared to the three months ended March 31, 2021 and an increase of $2.9 million compared to the three months ended June 30, 2020.
•Total non-interest expenses were $108.4 million for the three months ended June 30, 2021, an increase of $4.1 million compared to the three months ended March 31, 2021. Included in non-interest expenses for the second quarter were $1.7 million of acquisition-related costs.
•Non-interest-bearing deposits increased $332.5 million, or 8.7%, during the three months ended June 30, 2021. The cost of interest-bearing deposits decreased 11 basis points to 0.43% for the three months ended June 30, 2021 compared to the three months ended March 31, 2021.
•Total loans increased $494.8 million, or 2.4%, to $21.37 billion during the three months ended June 30, 2021. Multi-family loans increased $335.6 million, or 4.6%, and C&I loans increased $124.4 million, or 3.4%, during the three months ended June 30, 2021.
•At June 30, 2021, COVID-19 related loan deferrals totaled $599 million, or 2.8% of loans, compared to $693 million, or 3.3% of loans, as of March 31, 2021. Approximately 87% of borrowers with a loan payment deferral are making interest payments.
•Non-accrual loans decreased to $77.6 million, or 0.36% of total loans, at June 30, 2021 as compared to $83.3 million, or 0.40% of total loans, at March 31, 2021 and $126.8 million, or 0.59% of total loans, at June 30, 2020.
•Tier 1 Leverage, Common Equity Tier 1 Risk-Based, Tier 1 Risk-Based and Total Risk-Based Capital Ratios were 10.61%, 13.17%, 13.17% and 14.48%, respectively, at June 30, 2021.
•During July 2021, the Company received approval from the FDIC for the previously announced purchase of Berkshire Bank’s New Jersey and eastern Pennsylvania branches. The Company expects to complete the transaction in the third quarter.

Financial Performance Overview
Second Quarter 2021 compared to First Quarter 2021
For the second quarter of 2021, net income totaled $79.8 million, an increase of $7.5 million as compared to $72.3 million for the first quarter of 2021. The changes in net income on a sequential quarter basis are highlighted below.
Net interest income increased by $14.0 million, or 7.7%, as compared to the first quarter of 2021. Changes within interest income and expense categories were as follows:
•Interest and dividend income increased $11.3 million, or 5.1%, to $231.9 million as compared to the first quarter of 2021, primarily attributable to the weighted average yield on net loans which increased 19 basis points to 4.07% including the impact of higher prepayment penalties. In addition, the average balance of net loans increased $286.3 million, mainly as a result of loan originations, partially offset by paydowns and payoffs.
•Prepayment penalties, which are included in interest income, totaled $10.8 million for the three months ended June 30, 2021 as compared to $2.3 million for the three months ended March 31, 2021.
•Interest expense decreased $2.7 million, primarily attributed to the weighted average cost of interest-bearing liabilities which decreased 5 basis points to 0.79% for the three months ended June 30, 2021. In addition, the average balance of interest-bearing deposits decreased $914.0 million, or 5.9%, to $14.71 billion for the three months ended June 30, 2021, while the average balance of total borrowed funds increased $584.3 million, or 17.0%, to $4.02 billion for the three months ended June 30, 2021.
Net interest margin increased 21 basis points to 3.11% for the three months ended June 30, 2021 compared to the three months ended March 31, 2021, driven primarily by higher prepayment penalties and the lower cost of interest-bearing liabilities. Excluding prepayment penalties, net interest margin increased 8 basis points for the three months ended June 30, 2021.
Total non-interest income was $13.1 million for the three months ended June 30, 2021, a decrease of $6.9 million, as compared to $20.0 million for the first quarter of 2021. The decrease in non-interest income was due primarily to a decrease of $2.5 million in gain on loans due to a lower volume of mortgage banking loan sales to third parties, a decline of $1.8 million in customer swap fee income, a decrease of $1.0 million in fees and service charges related to our mortgage servicing rights valuation, a decline of $639,000 in gains on our equipment finance portfolio and a decrease of $586,000 in PPP referral income during the three months ended June 30, 2021.
Total non-interest expenses were $108.4 million for the three months ended June 30, 2021, an increase of $4.1 million compared to the three months ended March 31, 2021. The increase was primarily driven by an increase of $2.8 million in other operating expenses and an increase of $2.1 million in professional fees. Included in non-interest expenses for the second quarter were $1.7 million of acquisition-related costs.
Income tax expense was $29.2 million for the three months ended June 30, 2021 and $27.1 million for the three months ended March 31, 2021. The effective tax rate was 26.8% for the three months ended June 30, 2021 and 27.3% for the three months ended March 31, 2021.

Second Quarter 2021 compared to Second Quarter 2020
For the second quarter of 2021, net income totaled $79.8 million, an increase of $37.2 million as compared to $42.6 million in the second quarter of 2020. The changes in net income on a year over year quarter basis are highlighted below.
On a year over year basis, second quarter of 2021 net interest income increased by $12.7 million, or 7.0%, as compared to the second quarter of 2020 due to:
•Interest expense decreased $27.1 million, or 42.2%, primarily attributed to the weighted average cost of interest-bearing liabilities, which decreased 39 basis points to 0.79% for the three months ended June 30, 2021. In addition, the average balance of total borrowed funds decreased $1.01 billion, or 20.1%, to $4.02 billion and the average balance of interest-bearing deposits decreased $1.98 billion, or 11.9%, to $14.71 billion for the three months ended June 30, 2021.
•Interest and dividend income decreased $14.4 million, or 5.8%, to $231.9 million, primarily attributed to the average balance of net loans which decreased $589.4 million, mainly as a result of paydowns and payoffs, offset by loan originations. In addition, the weighted average yield on securities decreased 62 basis points to 1.94% and the weighted average yield on net loans decreased 1 basis point to 4.07%.
•Prepayment penalties, which are included in interest income, totaled $10.8 million for the three months ended June 30, 2021 as compared to $8.1 million for the three months ended June 30, 2020.
Net interest margin increased 38 basis points year over year to 3.11% for the three months ended June 30, 2021 from 2.73% for the three months ended June 30, 2020, driven primarily by the lower cost of interest-bearing liabilities.
Total non-interest income was $13.1 million for the three months ended June 30, 2021, an increase of $2.9 million year over year. The increase was due primarily to an increase of $3.5 million in fees and service charges primarily related to our mortgage servicing rights valuation and an increase of $2.1 million in income from our wealth and investment products, partially offset by a decrease of $2.3 million in gain on loans due to a lower volume of mortgage banking loan sales to third parties.
Total non-interest expenses were $108.4 million for the three months ended June 30, 2021, an increase of $8.4 million compared to the three months ended June 30, 2020. The increase was driven by an increase of $5.6 million in compensation and fringe benefit expense primarily related to medical expenses and incentive compensation. Included in non-interest expenses for the second quarter of 2021 were $1.7 million of acquisition-related costs.
Income tax expense was $29.2 million for the three months ended June 30, 2021 and $16.2 million for the three months ended June 30, 2020. The effective tax rate was 26.8% for the three months ended June 30, 2021 and 27.6% for the three months ended June 30, 2020.

Six Months Ended June 30, 2021 compared to Six Months Ended June 30, 2020
Net income increased by $70.0 million year over year to $152.1 million for the six months ended June 30, 2021. The change in net income year over year is the result of the following:
Net interest income increased by $20.2 million as compared to the six months ended June 30, 2020 due to:
•Interest expense decreased by $70.1 million, or 47.7%, to $77.0 million for the six months ended June 30, 2021, as compared to $147.0 million for the six months ended June 30, 2020, primarily attributed to a decrease in the weighted average cost of interest-bearing liabilities of 57 basis points to 0.81% for the six months ended June 30, 2021. In addition, the average balance of total borrowed funds decreased $1.63 billion, or 30.4%, to $3.73 billion for the six months ended June 30, 2021 and the average balance of interest-bearing deposits decreased $850.8 million, or 5.3%, to $15.17 billion for the six months ended June 30, 2021.
•Interest and dividend income decreased by $49.9 million, or 9.9%, to $452.4 million for the six months ended June 30, 2021 as compared to the six months ended June 30, 2020, primarily attributed to the weighted average yield on net loans, which decreased 17 basis points to 3.98%, and the weighted average yield on securities, which decreased 72 basis points to 1.97%. In addition, the average balance of net loans decreased $661.7 million, mainly from paydowns and payoffs, partially offset by loan originations and $453.3 million of loans acquired from Gold Coast in April 2020.
•Prepayment penalties, which are included in interest income, totaled $13.1 million for the six months ended June 30, 2021, as compared to $15.8 million for the six months ended June 30, 2020.
Net interest margin increased 29 basis points to 3.01% for the six months ended June 30, 2021 from 2.72% for the six months ended June 30, 2020, primarily driven by the lower cost of interest-bearing liabilities, partially offset by the lower yield on interest-earning assets.
Total non-interest income was $33.1 million for the six months ended June 30, 2021, an increase of $8.3 million as compared to the six months ended June 30, 2020. The increase in non-interest income was due primarily to an increase of $3.3 million in fees and service charges related to our mortgage servicing rights valuation, an increase of $2.8 million in income from our wealth and investment products, an increase of $1.1 million in PPP referral income and an increase of $819,000 in customer swap fee income.
Total non-interest expenses were $212.8 million for the six months ended June 30, 2021, an increase of $10.2 million compared to the year ended June 30, 2020. This increase was driven by an increase of $7.6 million in compensation and fringe benefit expense primarily related to medical expenses and incentive compensation.
Income tax expense was $56.3 million for the six months ended June 30, 2021 compared to $30.9 million for the six months ended June 30, 2020. The effective tax rate was 27.0% for the six months ended June 30, 2021 and 27.3% for the six months ended June 30, 2020.

Asset Quality
Our provision for credit losses is primarily a result of the expected credit losses on our loans, unfunded commitments and held-to-maturity debt securities over the life of these financial instruments based on historical experience, current conditions and reasonable and supportable forecasts. Our provision for credit losses is also impacted by the inherent credit risk in these financial instruments, the composition of and changes in our portfolios of these financial instruments, and the level of charge-offs. At June 30, 2021, our allowance for credit losses continues to be affected by the impact of the COVID-19 pandemic on the current and forecasted economic conditions. For the three months ended June 30, 2021, our provision for credit losses was negative $9.7 million, compared to negative $3.0 million for the three months ended March 31, 2021 and $33.3 million for the three months ended June 30, 2020. Our provision was impacted by net loan recoveries of $807,000 for the three months ended June 30, 2021, net loan recoveries of $1.7 million for the three months ended March 31, 2021 and net loan charge-offs of $4.1 million for the three months ended June 30, 2020. Our provision for credit losses was negative $12.7 million for the six months ended June 30, 2021 compared to $64.5 million for the six months ended June 30, 2020. Our provision was impacted by net loan recoveries of $2.5 million for the six months ended June 30, 2021 and net loan charge-offs of $12.1 million for the six months ended June 30, 2020.
Total non-accrual loans were $77.6 million, or 0.36% of total loans, at June 30, 2021 compared to $83.3 million, or 0.40% of total loans, at March 31, 2021 and $126.8 million, or 0.59% of total loans, at June 30, 2020. We continue to proactively and diligently work to resolve our troubled loans.
At June 30, 2021, there were $28.3 million of loans deemed as troubled debt restructured loans (“TDRs”), of which $23.4 million were residential and consumer loans, $4.5 million were commercial real estate loans and $430,000 were commercial and industrial loans. TDRs of $9.3 million were classified as accruing and $19.0 million were classified as non-accrual at June 30, 2021.
The following table sets forth non-accrual loans and accruing past due loans (excluding loans held for sale) on the dates indicated as well as certain asset quality ratios.

	June 30, 2021		March 31, 2021		December 31, 2020		September 30, 2020		June 30, 2020
	# of loans	amount	# of loans	amount	# of loans	amount	# of loans	amount	# of loans	amount
	(Dollars in millions)
Accruing past due loans:
30 to 59 days past due:
Residential and consumer	62	$12.8	62	$13.2	84	$18.5	78	$17.2	79	$19.9
Construction	—	—	—	—	—	—	—	—	—	—
Multi-family	8	16.2	10	19.2	5	7.3	5	5.3	9	24.6
Commercial real estate	2	0.5	8	11.1	8	9.5	7	4.6	9	10.6
Commercial and industrial	3	14.5	9	7.3	6	0.9	6	3.7	13	7.5
Total 30 to 59 days past due	75	44.0	89	50.8	103	36.2	96	30.8	110	62.6
60 to 89 days past due:
Residential and consumer	22	5.0	26	3.1	28	5.2	20	4.8	30	7.5
Construction	—	—	—	—	—	—	—	—	—	—
Multi-family	4	10.2	1	3.4	—	—	2	2.1	5	19.1
Commercial real estate	—	—	2	2.6	5	2.3	5	26.3	8	3.3
Commercial and industrial	1	—	1	0.2	8	3.1	6	2.2	5	1.2
Total 60 to 89 days past due	27	15.2	30	9.3	41	10.6	33	35.4	48	31.1
Total accruing past due loans	102	$59.2	119	$60.1	144	$46.8	129	$66.2	158	$93.7
Non-accrual:
Residential and consumer	232	$42.8	239	$45.7	246	$46.4	250	$52.2	255	$50.6
Construction	—	—	—	—	—	—	—	—	—	—
Multi-family	11	16.6	13	19.2	15	35.6	13	51.1	14	48.3
Commercial real estate	24	13.0	25	14.0	29	15.9	28	17.8	22	12.3
Commercial and industrial	13	5.2	15	4.4	21	9.2	19	10.9	29	15.6
Total non-accrual loans	280	$77.6	292	$83.3	311	$107.1	310	$132.0	320	$126.8
Accruing troubled debt restructured loans	49	$9.3	45	$9.1	47	$9.2	51	$9.8	52	$12.2
Non-accrual loans to total loans		0.36%		0.40%		0.51%		0.63%		0.59%
Allowance for loan losses as a percent of non-accrual loans		348.05%		340.60%		264.17%		217.75%		215.48%
Allowance for loan losses as a percent of total loans		1.26%		1.36%		1.36%		1.37%		1.28%

Balance Sheet Summary

Total assets increased $779.0 million, or 3.0%, to $26.80 billion at June 30, 2021 from December 31, 2020. Cash and cash equivalents increased $600.0 million to $770.4 million at June 30, 2021. Net loans increased $502.1 million, or 2.4%, to $21.08 billion at June 30, 2021. Securities decreased $309.4 million, or 7.7%, to $3.73 billion at June 30, 2021.

The detail of the loan portfolio is below:

	June 30, 2021	March 31, 2021	December 31, 2020
	(In thousands)
Commercial Loans:
Multi-family loans	$7,566,131	7,230,501	7,122,840
Commercial real estate loans	4,968,393	4,997,364	4,947,212
Commercial and industrial loans	3,766,551	3,642,178	3,575,641
Construction loans	464,887	393,516	404,367
Total commercial loans	16,765,962	16,263,559	16,050,060
Residential mortgage loans	3,887,917	3,911,884	4,119,894
Consumer and other	712,147	695,793	702,801
Total loans	21,366,026	20,871,236	20,872,755
Deferred fees, premiums and other, net	(13,391)	(14,815)	(9,318)
Allowance for loan losses	(270,114)	(283,760)	(282,986)
Net loans	$21,082,521	20,572,661	20,580,451

During the six months ended June 30, 2021, we originated $1.25 billion in multi-family loans, $658.8 million in residential loans, $572.4 million in commercial and industrial loans, $412.5 million in commercial real estate loans, $47.2 million in construction loans and $33.4 million in consumer and other loans. Our originations reflect our continued focus on diversifying our loan portfolio. Our loans are primarily on properties and businesses located in New Jersey and New York.

In addition to the loans originated for our portfolio, we originated residential mortgage loans for sale to third parties totaling $143.2 million during the six months ended June 30, 2021. As of June 30, 2021, all of these loans were sold and there were no loans held for sale.

The allowance for loan losses decreased by $12.9 million to $270.1 million at June 30, 2021 from $283.0 million at December 31, 2020. The decrease reflects a negative provision for loan losses of $15.4 million, partially offset by an increase of $2.5 million resulting from net recoveries. Our allowance for loan losses and related provision were affected by the improving current and forecasted economic conditions. Future increases in the allowance for loan losses may be necessary based on the growth and composition of the loan portfolio, the level of loan delinquency and the current and forecasted economic conditions over the life of our loans. At June 30, 2021, our allowance for loan losses as a percent of total loans was 1.26%, a decrease from 1.36% at December 31, 2020 which was driven by the factors noted above.

Securities decreased by $309.4 million, or 7.7%, to $3.73 billion at June 30, 2021 from $4.04 billion at December 31, 2020. This decrease was primarily a result of paydowns and sales, partially offset by purchases.

Deposits decreased by $86.5 million, or 0.4%, to $19.44 billion at June 30, 2021 from $19.53 billion at December 31, 2020 primarily driven by decreases in money market and time deposits, partially offset by an increase in checking account deposits. Checking account deposits increased $817.7 million to $10.52 billion at June 30, 2021 from $9.71 billion at December 31, 2020. Core deposits (savings, checking and money market) represented approximately 88% of our total deposit portfolio at June 30, 2021 compared to 86% at December 31, 2020.

Borrowed funds increased by $738.1 million, or 22.4%, to $4.03 billion at June 30, 2021 from $3.30 billion at December 31, 2020 to support balance sheet growth.

Stockholders’ equity increased by $104.0 million to $2.81 billion at June 30, 2021 from $2.71 billion at December 31, 2020, primarily attributable to net income of $152.1 million, other comprehensive income of $17.7 million and share-based plan activity of $15.5 million for the six months ended June 30, 2021. These increases were partially offset by cash dividends of $0.28 per share totaling $69.2 million and the repurchase of 1.0 million shares of common stock for $12.0 million during the six months ended June 30, 2021. The Company remains above the FDIC’s “well capitalized” standards, with a Common Equity Tier 1 Risk-Based Ratio of 13.17% at June 30, 2021.

About the Company

Investors Bancorp, Inc. is the holding company for Investors Bank, which as of June 30, 2021 operated from its corporate headquarters in Short Hills, New Jersey and 146 branches located throughout New Jersey and New York.

With today’s announcement that Citizens Financial Group, Inc. (“Citizens”) and Investors Bancorp Inc. have entered into a plan of merger under which Citizens will acquire all of the outstanding shares of Investors, Investors Bancorp has canceled its live conference webcast to review second quarter 2021 financial results that was scheduled for Thursday, July 29, 2021 at 11:00 am ET. Citizens will host a live conference call and webcast at 8:00 am ET on Wednesday, July 28, 2021 to discuss the transaction. To listen to the live call, please dial 844-291-5495 and enter 1199032 for the conference ID. The webcast of the conference call, along with related slides, will be accessible at http://investor.citizensbank.com. The conference call will also be available for replay beginning at 11:00 a.m. ET on July 28, 2021 through August 28, 2021. To listen to the replay dial 866-207-1041. The passcode is 6041235. The webcast replay will be available at http://investor.citizensbank.com under Events & Presentations.

Forward Looking Statements

Certain statements contained herein are “forward looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward looking statements may be identified by reference to a future period or periods, or by the use of forward looking terminology, such as “may,” “will,” “believe,” “expect,” “estimate,” “anticipate,” “continue,” or similar terms or variations on those terms, or the negative of those terms. Forward looking statements are subject to numerous risks and uncertainties, as described in the “Risk Factors” disclosures included in our Annual Report on Form 10-K, as supplemented in quarterly reports on Form 10-Q, including, but not limited to, those related to the real estate and economic environment, particularly in the market areas in which the Company operates, competitive products and pricing, fiscal and monetary policies of the U.S. Government, changes in government regulations affecting financial institutions, including regulatory fees and capital requirements, changes in prevailing interest rates, acquisitions and the integration of acquired businesses, credit risk management, asset-liability management, the financial and securities markets and the availability of and costs associated with sources of liquidity. Further, given its ongoing and dynamic nature, it is difficult to predict what the continuing effects of the COVID-19 pandemic will have on our business and results of operations. The pandemic and related local and national economic disruption may, among other effects, continue to result in a material adverse change for the demand for our products and services; increased levels of loan delinquencies, problem assets and foreclosures; branch disruptions, unavailability of personnel and increased cybersecurity risks as employees work remotely.

The Company wishes to caution readers not to place undue reliance on any such forward looking statements, which speak only as of the date made. The Company wishes to advise readers that the factors listed above could affect the Company’s financial performance and could cause the Company’s actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements. The Company does not undertake and specifically declines any obligation to publicly release the results of any revisions that may be made to any forward looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

Non-GAAP Financial Measures

We believe that providing certain non-GAAP financial measures provides investors with information useful in understanding our financial performance, our performance trends and financial position. We utilize these measures for internal planning and forecasting purposes. We believe that our presentation and discussion, together with the accompanying reconciliations, provides a complete understanding of factors and trends affecting our business and allows investors to view performance in a manner similar to management. These non-GAAP measures should not be considered a substitute for GAAP basis measures and results, and we strongly encourage investors to review our consolidated financial statements in their entirety and not to rely on any single financial measure. Because non-GAAP financial measures are not standardized, it may not be possible to compare these financial measures with other companies’ non-GAAP financial measures having the same or similar names.

INVESTORS BANCORP, INC. AND SUBSIDIARY
Consolidated Balance Sheets

	June 30, 2021	March 31, 2021	December 31, 2020
	(unaudited)	(unaudited)	(audited)
Assets	(Dollars in thousands)

Cash and cash equivalents	$770,396	173,273	170,432
Equity securities	9,698	25,727	36,000
Debt securities available-for-sale, at estimated fair value	2,544,415	2,682,938	2,758,437
Debt securities held-to-maturity, net (estimated fair value of $1,253,521, $1,243,268 and $1,320,872 at June 30, 2021, March 31, 2021 and December 31, 2020, respectively)	1,178,812	1,191,771	1,247,853
Loans receivable, net	21,082,521	20,572,661	20,580,451
Loans held-for-sale	—	1,378	30,357
Federal Home Loan Bank stock	199,826	177,351	159,829
Accrued interest receivable	78,858	81,567	79,705
Other real estate owned and other repossessed assets	5,914	6,311	7,115
Office properties and equipment, net	134,579	136,893	139,663
Operating lease right-of-use assets	200,425	195,130	199,981
Net deferred tax asset	115,946	101,993	116,805
Bank owned life insurance	226,314	225,199	223,714
Goodwill and intangible assets	109,222	110,180	109,633
Other assets	145,185	140,517	163,184
Total assets	$26,802,111	25,822,889	26,023,159
Liabilities and Stockholders’ Equity
Liabilities:
Deposits	$19,438,966	18,991,028	19,525,419
Borrowed funds	4,033,864	3,558,324	3,295,790
Advance payments by borrowers for taxes and insurance	130,225	140,949	115,729
Operating lease liabilities	213,050	207,653	212,559
Other liabilities	171,979	154,383	163,659
Total liabilities	23,988,084	23,052,337	23,313,156
Stockholders’ equity	2,814,027	2,770,552	2,710,003
Total liabilities and stockholders’ equity	$26,802,111	25,822,889	26,023,159

INVESTORS BANCORP, INC. AND SUBSIDIARY
Consolidated Statements of Operations

	For the Three Months Ended			For the Six Months Ended
	June 30, 2021	March 31, 2021	June 30, 2020	June 30, 2021	June 30, 2020
	(unaudited)	(unaudited)	(unaudited)	(unaudited)	(audited)
	(Dollars in thousands, except per share data)
Interest and dividend income:
Loans receivable and loans held-for-sale	$211,523	198,750	217,733	410,273	442,262
Securities:
GSE obligations	573	526	310	1,099	616
Mortgage-backed securities	14,215	15,202	20,572	29,417	43,156
Equity	63	266	32	329	65
Municipal bonds and other debt	3,456	3,539	3,276	6,995	6,651
Interest-bearing deposits	38	61	294	99	1,134
Federal Home Loan Bank stock	1,983	2,200	3,997	4,183	8,429
Total interest and dividend income	231,851	220,544	246,214	452,395	502,313
Interest expense:
Deposits	15,993	21,192	38,991	37,185	92,170
Borrowed funds	21,148	18,617	25,236	39,765	54,873
Total interest expense	37,141	39,809	64,227	76,950	147,043
Net interest income	194,710	180,735	181,987	375,445	355,270
Provision for credit losses	(9,690)	(2,972)	33,278	(12,662)	64,504
Net interest income after provision for credit losses	204,400	183,707	148,709	388,107	290,766
Non-interest income:
Fees and service charges	4,893	5,848	1,376	10,741	7,402
Income on bank owned life insurance	1,552	1,952	1,596	3,504	2,992
Gain on loans, net	1,288	3,833	3,557	5,121	5,403
Gain on securities, net	283	651	55	934	257
(Loss) gain on sale of other real estate owned, net	(25)	77	(89)	52	651
Other income	5,083	7,642	3,645	12,725	8,095
Total non-interest income	13,074	20,003	10,140	33,077	24,800
Non-interest expense:
Compensation and fringe benefits	61,385	62,427	55,791	123,812	116,183
Advertising and promotional expense	2,397	2,229	2,199	4,626	4,562
Office occupancy and equipment expense	17,075	18,073	16,470	35,148	32,421
Federal insurance premiums	3,200	3,400	3,400	6,600	7,801
General and administrative	545	379	593	924	1,127
Professional fees	5,042	2,929	4,306	7,971	8,289
Data processing and communication	10,192	9,136	9,908	19,328	17,700
Debt extinguishment	—	—	326	—	326
Other operating expenses	8,602	5,788	7,027	14,390	14,169
Total non-interest expenses	108,438	104,361	100,020	212,799	202,578
Income before income tax expense	109,036	99,349	58,829	208,385	112,988
Income tax expense	29,229	27,074	16,218	56,303	30,865
Net income	$79,807	72,275	42,611	152,082	82,123
Basic earnings per share	$0.34	0.31	0.18	0.65	0.35
Diluted earnings per share	$0.34	0.31	0.18	0.64	0.35

Basic weighted average shares outstanding	235,045,023	234,661,847	236,248,296	234,854,494	234,755,591
Diluted weighted average shares outstanding	236,497,536	235,379,381	236,382,103	235,936,179	234,927,420

INVESTORS BANCORP, INC. AND SUBSIDIARY
Average Balance Sheet and Yield/Rate Information
	For the Three Months Ended
	June 30, 2021			March 31, 2021			June 30, 2020
	Average Outstanding Balance	Interest Earned/Paid	Weighted Average Yield/Rate	Average Outstanding Balance	Interest Earned/Paid	Weighted Average Yield/Rate	Average Outstanding Balance	Interest Earned/Paid	Weighted Average Yield/Rate
	(Dollars in thousands)
Interest-earning assets:
Interest-earning cash accounts	$264,693	38	0.06%	$374,599	61	0.07%	$1,292,904	294	0.09%
Equity securities	13,225	63	1.91%	35,545	266	2.99%	6,166	32	2.08%
Debt securities available-for-sale	2,585,131	10,587	1.64%	2,649,806	11,268	1.70%	2,631,028	15,627	2.38%
Debt securities held-to-maturity	1,171,317	7,657	2.61%	1,222,551	7,999	2.62%	1,145,553	8,531	2.98%
Net loans	20,777,927	211,523	4.07%	20,491,619	198,750	3.88%	21,367,323	217,733	4.08%
Federal Home Loan Bank stock	194,845	1,983	4.07%	169,354	2,200	5.20%	247,971	3,997	6.45%
Total interest-earning assets	25,007,138	231,851	3.71%	24,943,474	220,544	3.54%	26,690,945	246,214	3.69%
Non-interest earning assets	1,121,153			1,139,817			1,125,776
Total assets	$26,128,291			$26,083,291			$27,816,721

Interest-bearing liabilities:
Savings	$2,008,855	1,404	0.28%	$2,013,906	1,480	0.29%	$2,051,599	2,907	0.57%
Interest-bearing checking	6,044,766	6,536	0.43%	6,277,393	7,028	0.45%	5,891,587	8,873	0.60%
Money market accounts	4,365,351	4,501	0.41%	4,695,507	7,160	0.61%	4,345,850	9,880	0.91%
Certificates of deposit	2,291,616	3,552	0.62%	2,637,830	5,524	0.84%	4,406,310	17,331	1.57%
Total interest-bearing deposits	14,710,588	15,993	0.43%	15,624,636	21,192	0.54%	16,695,346	38,991	0.93%
Borrowed funds	4,019,587	21,148	2.10%	3,435,285	18,617	2.17%	5,030,118	25,236	2.01%
Total interest-bearing liabilities	18,730,175	37,141	0.79%	19,059,921	39,809	0.84%	21,725,464	64,227	1.18%
Non-interest-bearing liabilities	4,603,486			4,285,410			3,458,409
Total liabilities	23,333,661			23,345,331			25,183,873
Stockholders’ equity	2,794,630			2,737,960			2,632,848
Total liabilities and stockholders’ equity	$26,128,291			$26,083,291			$27,816,721

Net interest income		$194,710			$180,735			$181,987

Net interest rate spread			2.92%			2.70%			2.51%

Net interest earning assets	$6,276,963			$5,883,553			$4,965,481

Net interest margin			3.11%			2.90%			2.73%

Ratio of interest-earning assets to total interest-bearing liabilities	1.34	X		1.31	X		1.23	X

INVESTORS BANCORP, INC. AND SUBSIDIARY
Average Balance Sheet and Yield/Rate Information

	For the Six Months Ended
	June 30, 2021			June 30, 2020
	Average Outstanding Balance	Interest Earned/Paid	Weighted Average Yield/Rate	Average Outstanding Balance	Interest Earned/Paid	Weighted Average Yield/Rate
	(Dollars in thousands)
Interest-earning assets:
Interest-earning cash accounts	$319,342	99	0.06%	$830,466	1,134	0.27%
Equity securities	24,324	329	2.71%	6,128	65	2.12%
Debt securities available-for-sale	2,617,290	21,855	1.67%	2,606,451	32,898	2.52%
Debt securities held-to-maturity	1,196,793	15,656	2.62%	1,136,836	17,525	3.08%
Net loans	20,635,564	410,273	3.98%	21,297,309	442,262	4.15%
Federal Home Loan Bank stock	182,170	4,183	4.59%	259,507	8,429	6.50%
Total interest-earning assets	24,975,483	452,395	3.62%	26,136,697	502,313	3.84%
Non-interest earning assets	1,130,432			1,041,099
Total assets	$26,105,915			$27,177,796

Interest-bearing liabilities:
Savings	$2,011,367	2,884	0.29%	$2,042,680	6,815	0.67%
Interest-bearing checking	6,160,437	13,564	0.44%	5,728,476	25,533	0.89%
Money market accounts	4,529,517	11,661	0.51%	4,082,474	24,104	1.18%
Certificates of deposit	2,463,766	9,076	0.74%	4,162,221	35,718	1.72%
Total interest bearing deposits	15,165,087	37,185	0.49%	16,015,851	92,170	1.15%
Borrowed funds	3,729,050	39,765	2.13%	5,355,731	54,873	2.05%
Total interest-bearing liabilities	18,894,137	76,950	0.81%	21,371,582	147,043	1.38%
Non-interest-bearing liabilities	4,445,327			3,173,754
Total liabilities	23,339,464			24,545,336
Stockholders’ equity	2,766,451			2,632,460
Total liabilities and stockholders’ equity	$26,105,915			$27,177,796

Net interest income		$375,445			$355,270

Net interest rate spread			2.81%			2.46%

Net interest earning assets	$6,081,346			$4,765,115

Net interest margin			3.01%			2.72%

Ratio of interest-earning assets to total interest-bearing liabilities	1.32	X		1.22	X

INVESTORS BANCORP, INC. AND SUBSIDIARY
Selected Performance Ratios

	For the Three Months Ended			For the Six Months Ended
	June 30, 2021	March 31, 2021	June 30, 2020	June 30, 2021	June 30, 2020
Return on average assets	1.22%	1.11%	0.61%	1.17%	0.60%
Return on average equity	11.42%	10.56%	6.47%	10.99%	6.24%
Return on average tangible equity	11.89%	11.00%	6.76%	11.45%	6.50%
Interest rate spread	2.92%	2.70%	2.51%	2.81%	2.46%
Net interest margin	3.11%	2.90%	2.73%	3.01%	2.72%
Efficiency ratio	52.19%	51.99%	52.06%	52.09%	53.30%
Non-interest expense to average total assets	1.66%	1.60%	1.44%	1.63%	1.49%
Average interest-earning assets to average interest-bearing liabilities	1.34	1.31	1.23	1.32	1.22

INVESTORS BANCORP, INC. AND SUBSIDIARY
Selected Financial Ratios and Other Data

		June 30, 2021	March 31, 2021	December 31, 2020
Asset Quality Ratios:
Non-performing assets as a percent of total assets		0.35%	0.38%	0.47%
Non-performing loans as a percent of total loans		0.41%	0.44%	0.56%
Allowance for loan losses as a percent of non-accrual loans		348.05%	340.60%	264.17%
Allowance for loan losses as a percent of total loans		1.26%	1.36%	1.36%
Allowance for credit losses as a percent of total loans (1)		1.37%	1.44%	1.44%

Capital Ratios:
Tier 1 Leverage Ratio (2)		10.61%	10.43%	10.14%
Common equity tier 1 risk-based (2)		13.17%	13.32%	13.07%
Tier 1 Risk-Based Capital (2)		13.17%	13.32%	13.07%
Total Risk-Based Capital (2)		14.48%	14.64%	14.39%
Equity to total assets (period end)		10.50%	10.73%	10.41%
Average equity to average assets		10.70%	10.50%	10.20%
Tangible capital to tangible assets (3)		10.13%	10.35%	10.03%
Book value per common share (3)		$11.88	$11.70	$11.43
Tangible book value per common share (3)		$11.42	$11.23	$10.97

Other Data:
Number of full service offices		146	156	156
Full time equivalent employees		1,688	1,769	1,806

(1) Allowance for credit losses includes allowance for loan losses and allowance for losses on unfunded commitments.
(2) Capital ratios as of June 30, 2021 are estimated. In accordance with regulatory capital rules, the Company elected an option to delay the estimated impact of CECL on its regulatory capital over a five-year transition period ending December 31, 2024. As a result, capital ratios as of June 30, 2021, March 31, 2021 and December 31, 2020 exclude the impact of the increased allowance for credit losses on loans, unfunded commitments and held-to-maturity debt securities attributed to the adoption of CECL.
(3) See Non-GAAP Reconciliation.

Investors Bancorp, Inc.
Non-GAAP Reconciliation
(Dollars in thousands, except share data)

Book Value and Tangible Book Value per Share Computation

	June 30, 2021	March 31, 2021	December 31, 2020

Total stockholders’ equity	$2,814,027	2,770,552	2,710,003
Goodwill and intangible assets	109,222	110,180	109,633
Tangible stockholders’ equity	$2,704,805	2,660,372	2,600,370

Book Value per Share Computation
Common stock issued	361,869,872	361,869,872	361,869,872
Treasury shares	(114,268,569)	(114,221,329)	(113,940,656)
Shares outstanding	247,601,303	247,648,543	247,929,216
Unallocated ESOP shares	(10,658,204)	(10,776,629)	(10,895,052)
Book value shares	236,943,099	236,871,914	237,034,164

Book Value per Share	$11.88	$11.70	$11.43
Tangible Book Value per Share	$11.42	$11.23	$10.97

Total assets	$26,802,111	25,822,889	26,023,159
Goodwill and intangible assets	109,222	110,180	109,633
Tangible assets	$26,692,889	25,712,709	25,913,526

Tangible capital to tangible assets	10.13%	10.35%	10.03%